Exhibit 5.2

Skadden, Arps, Slate, Meagher & Flom llp
One Manhattan West New York, NY 10001 ________ TEL: (212) 735-3000 FAX: (212) 735-2000 www.skadden.com

FIRM/AFFILIATE
OFFICES

_______

BOSTON

CHICAGO

HOUSTON

LOS ANGELES

PALO ALTO

WASHINGTON, D.C.

WILMINGTON

______

ABU DHABI

BEIJING

BRUSSELS

FRANKFURT

HONG KONG

LONDON

MUNICH

PARIS

SÃO PAULO

SEOUL

SINGAPORE

TOKYO

TORONTO

May 28, 2026

Aflac Incorporated

1932 Wynnton Road

Columbus, Georgia 31999

RE:	Aflac Incorporated
Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as special United States counsel to Aflac Incorporated, a Georgia corporation (the “Company”), in connection with the public offering of ¥3,100,000,000 aggregate principal amount of 2.117% Senior Notes due 2029 (the “2029 Notes”), ¥41,800,000,000 aggregate principal amount of 2.802% Senior Notes due 2031 (the “2031 Notes”), ¥13,100,000,000 aggregate principal amount of 3.123% Senior Notes due 2033 (the “2033 Notes”) and ¥7,900,000,000 aggregate principal amount of 3.482% Senior Notes due 2036 (the “2036 Notes” and together with the 2029 Notes, the 2031 Notes and the 2033 Notes, the “Securities”), to be issued under the Indenture, dated as of May 21, 2009 (the “Base Indenture”), between the Company and The Bank of New York Mellon Trust Company, N.A., as trustee (in such capacity, the “Trustee”), as supplemented (i) in the case of the 2029 Notes, by the Forty-Eighth Supplemental Indenture, dated the date hereof (the “Forty-Eighth Supplemental Indenture” and, together with the Original Indenture, the “2029 Indenture”), (ii) in the case of the 2031 Notes, by the Forty-Ninth Supplemental Indenture, dated the date hereof (the “Forty-Ninth Supplemental Indenture” and, together with the Original Indenture, the “2031 Indenture”) (iii) in the case of the 2033 Notes, by the Fiftieth Supplemental Indenture, dated the date hereof (the “Fiftieth Supplemental Indenture” and, together with the Original Indenture, the “2033 Indenture”) and (iv) in the case of the 2036 Notes, by the Fifty-First Supplemental Indenture, dated the date hereof (the “Fifty-First Supplemental Indenture” and, together with the Original Indenture, the “2036 Indenture”, and the 2036 Indenture, together with the 2029 Indenture, 2031 Indenture and the 2033 Indenture, the “Indentures”), each dated as of the date hereof between the Company and the Trustee.

Aflac Incorporated

May 28, 2026

This opinion letter is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933 (the “Securities Act”).

In rendering the opinion stated herein, we have examined and relied upon the following:

(a)       the registration statement on Form S-3ASR (File No. 333-281977) of the Company relating to debt securities and other securities of the Company filed with the Securities and Exchange Commission (the “Commission”) on September 6, 2024, under the Securities Act, allowing for delayed offerings pursuant to Rule 415 of the General Rules and Regulations under the Securities Act (the “Rules and Regulations”), including the information deemed to be a part of the registration statement pursuant to Rule 430B of the Rules and Regulations (such registration statement being hereinafter referred to as the “Registration Statement”);

(b)       the prospectus, dated September 6, 2024 (the “Base Prospectus”), relating to debt securities and other securities of the Company, which forms a part of and is included in the Registration Statement;

(c)       the preliminary prospectus supplement, dated May 18, 2026 (together with the Base Prospectus, the “Preliminary Prospectus”), relating to the offering of the Securities, in the form filed with the Commission pursuant to Rule 424(b) of the Rules and Regulations;

(d)       the prospectus supplement, dated May 21, 2026 (the “Prospectus Supplement” and, together with the Base Prospectus, the “Prospectus”), relating to the offering of the Securities, in the form filed with the Commission pursuant to Rule 424(b) of the Rules and Regulations;

(e)       an executed copy of the Underwriting Agreement, dated May 21, 2026 (the “Underwriting Agreement”), among the several underwriters named therein (the “Underwriters”), and the Company, relating to the issuance and sale by the Company to the Underwriters of the Securities;

(f)        an executed copy of the Base Indenture;

(g)       an executed copy of the Forty-Eighth Supplemental Indenture;

(h)       an executed copy of the Forty-Ninth Supplemental Indenture;

(i)        an executed copy of the Fiftieth Supplemental Indenture;

(j)        an executed copy of the Fifty-First Supplemental Indenture; and

Aflac Incorporated

May 28, 2026

(k)       the global certificates evidencing the Securities, executed by the Company and registered in the name of the nominee of the common depositary for the accounts of Euroclear Bank SA/NV and Clearstream Banking, société anonyme (the “Note Certificates”), delivered by the Company to the Trustee for authentication and delivery.

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and others, and such other documents as we have deemed necessary or appropriate as a basis for the opinion stated below.

In our examination, we have assumed the genuineness of all signatures, including electronic signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photocopied copies, and the authenticity of the originals of such copies. As to any facts relevant to the opinion stated herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and others and of public officials, including the factual representations and warranties contained in the Underwriting Agreement.

We do not express any opinion with respect to the laws of any jurisdiction other than the laws, of the State of New York (the “Opined-on Law”).

As used herein, “Transaction Documents” means the Underwriting Agreement, the Indentures and the Note Certificates.

Based upon the foregoing and subject to the qualifications and assumptions stated herein, we are of the opinion that the Note Certificates, when duly authenticated by the Trustee and issued and delivered by the Company against payment therefor in accordance with the terms of the Underwriting Agreement and the Indentures, the Note Certificates will constitute the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms under the laws of the State of New York.

The opinion stated herein is subject to the following assumptions and qualifications:

(a)       we do not express any opinion with respect to the effect on the opinion stated herein of any bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer, preference and other similar laws or governmental orders affecting creditors’ rights generally, and the opinion stated herein is limited by such laws and governmental orders and by general principles of equity (regardless of whether enforcement is sought in equity or at law);

(b)       we do not express any opinion with respect to any law, rule, regulation or order that is applicable to any party to any of the Transaction Documents or the transactions contemplated thereby solely because such law, rule, regulation or order is part of a regulatory regime applicable to any such party or any of its affiliates as a result of the specific assets or business operations of such party or such affiliates;

Aflac Incorporated

May 28, 2026

(c)       except to the extent expressly stated in the opinion contained herein, we have assumed that each of the Transaction Documents constitutes the valid and binding obligation of each party to such Transaction Document, enforceable against such party in accordance with its terms;

(d)       we do not express any opinion with respect to the enforceability of any provision contained in any Transaction Document relating to any indemnification, contribution, non-reliance, exculpation, release, limitation or exclusion of remedies, waiver or other provisions having similar effect that may be contrary to public policy or violative of federal or state securities laws, rules, regulations or orders, or to the extent any such provision purports to waive or alter, or has the effect of waiving or altering, any statute of limitations;

(e)       we do not express any opinion whether the execution or delivery of any Transaction Document by the Company, or the performance by the Company of its obligations under any Transaction Document will constitute a violation of, or a default under, any covenant, restriction or provision with respect to financial ratios or tests or any aspect of the financial condition or results of operations of the Company or any of its subsidiaries;

(f)       the opinion stated herein is limited to the agreements and documents specifically identified in the opinion contained herein (the “Specified Documents”) without regard to any agreement or other document referenced in any Specified Document (including agreements or other documents incorporated by reference or attached or annexed thereto) and without regard to any other agreement or document relating to any Specified Document that is not a Transaction Document;

(g)       subsequent to the effectiveness of the Indentures and immediately prior to the effectiveness of the Supplemental Indentures, the Indentures have not been amended, restated, supplemented or otherwise modified in any way that affects or relates to the Note Certificates other than by the applicable Transaction Documents relating to such Securities;

(h)       to the extent that any opinion relates to the enforceability of the choice of New York law and choice of New York forum provisions contained in any Transaction Document, the opinion stated herein is subject to the qualification that such enforceability may be subject to, in each case, (i) the exceptions and limitations in New York General Obligations Law Sections 5-1401 and 5-1402 and (ii) principles of comity and constitutionality;

(i)        we do not express any opinion with respect to the enforceability of any provision contained in any Transaction Document providing for indemnity by any party thereto against any loss in obtaining the currency due to such party under any Transaction Document from a court judgment in another currency; and

(j)        we do not express any opinion as to the creation, perfection or priority of any security interest or the validity of any mortgage or deed of trust;

Aflac Incorporated

May 28, 2026

(k)       we have assumed, with your consent, that the choice of Japanese Yen as the currency in which the Securities are denominated does not contravene any exchange control or other laws of Japan and further we call to your attention that a court may not award a judgment in any currency other than U.S. dollars; and

(l)       this opinion letter shall be interpreted in accordance with customary practice of United States lawyers who regularly give opinions in transactions of this type.

In addition, in rendering the foregoing opinion we have also assumed that, at all applicable times:

(a)       the Company (i) was duly incorporated and was validly existing and in good standing, (ii) had requisite legal status and legal capacity under the laws of the jurisdiction of its organization and (iii) has complied and will comply with all aspects of the laws of the jurisdiction of its organization in connection with the transactions contemplated by, and the performance of its obligations under, the Transaction Documents;

(b)       the Company had the corporate power and authority to execute, deliver and perform all of its obligations under each of the Transaction Documents;

(c)       each of the Transaction Documents had been duly authorized, executed and delivered by all requisite corporate action on the part of the Company;

(d)       neither the execution and delivery by the Company of the Transaction Documents nor the performance by the Company of its obligations thereunder, including the issuance and sale of the Securities: (i) conflicted or will conflict with the certificate of incorporation, by-laws or any other comparable organizational document of the Company, (ii) constituted or will constitute a violation of, or a default under, any lease, indenture, agreement or other instrument to which the Company or its property is subject (except that we do not make the assumption set forth in this clause (iii) with respect to those agreements or instruments expressed to be governed by the laws of the State of New York which are listed in Part II of the Registration Statement or the Company’s Annual Report on Form 10-K for the year ended December 31, 2025), (iv) contravened or will contravene any order or decree of any governmental authority to which the Company or its property is subject, or (v) violated or will violate any law, rule or regulation to which the Company or its property is subject (except that we do not make the assumption set forth in this clause (v) with respect to the Opined-on Law); and

(e)       neither the execution and delivery by the Company of the Transaction Documents nor the performance by the Company of its obligations thereunder, including the issuance and sale of the Securities, required or will require the consent, approval, licensing or authorization of, or any filing, recording or registration with, any governmental authority under any law, rule or regulation of any jurisdiction.

Aflac Incorporated

May 28, 2026

We hereby consent to the reference to our firm under the heading “Legal Matters” in the Preliminary Prospectus and the Prospectus. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations. We also hereby consent to the filing of this opinion letter with the Commission as an exhibit to the Company’s Current Report on Form 8-K being filed on the date hereof and incorporated by reference into the Registration Statement. This opinion letter is expressed as of the date hereof unless otherwise expressly stated, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable laws.

Very truly yours,

/s/ Skadden, Arps, Slate, Meagher & Flom LLP

DSY